Erik A. Ostensoe, P. Geo
4306 West 3rd Avenue
Vancouver, B.C. V6R 1M7
Canada

November 30, 2004

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference of our report dated September 4th, 2004, entitled “Report and Recommendations Chub 1-14 Mineral Claims”, in the Form SB-2 Registration Statement to be filed by Chubasco Resources Corp. with the United States Securities and Exchange Commission. We concur with the summary of the aforesaid report incorporated into the Prospectus of Chubasco Resources Corp. dated November 30, 2004, and consent to our being named as an expert therein.

Dated the 30th day of  November 2004

Erik A. Ostensoe, P. Geo.

Per  /s/ Erik A. Ostensoe
Erik A. Ostensoe, P. Geo.

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